Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl
Operator:
Good afternoon and welcome to Diodes Incorporated’s third quarter 2010 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Monday, November 8, 2010. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ third quarter 2010 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 8, 2010. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income (loss) attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
I am very pleased to report Diodes’ achievement of our sixth consecutive quarter of sequential revenue growth, which established another quarterly record for revenue and was complemented by our achievement of record gross margin and record net income in the third quarter. Revenue increased in the quarter due to strong demand for our products across all of our worldwide markets. The successful capturing of Zetex product synergies has allowed us to take advantage of European and North American market strength which has resulted in higher revenue growth in those regions. The improvement in gross margin was due to a favorable mix of higher margin products combined with generally stable ASPs. Over the past six quarters, we have consistently executed on our new product development plans and expanded our design wins, which have contributed to market share gains at key customers. In addition, the capital investments we made to expand capacity at our packaging facilities over the last twelve months enabled us to achieve record output in the third quarter and have positioned us well for the remainder of the year. Also during the quarter in support of our profitable growth vision, we announced an investment agreement with the Management Committee of the Chengdu Hi-Tech Industrial Development Zone to establish a manufacturing facility for component assembly and testing. This is a long-term, multi-year project that will provide the next assembly/test site once we have reached maximum production capacity at our Shanghai site in the next few years.
As we look to the fourth quarter, the market supply shortage appears to be easing and supply and demand are becoming more balanced. As such, we expect to return to more seasonal trends for the fourth quarter. Our consistent execution and record quarterly results reflect Diodes’ continued commitment to growing faster than our addressable markets as we secure greater market share in key-end equipment, launch additional products in new markets and leverage our broadened product portfolio to maintain a high level of design wins. For example, our recent entry into the standard logic market has expanded our addressable market and provides the opportunity to drive additional revenue growth in 2011 and beyond.
With that, I will turn the call over to Rick to discuss our third quarter financial results and fourth quarter guidance in more detail.

Rick White, CFO
Thanks, Dr. Lu, and good afternoon everyone.
As Dr. Lu mentioned, Revenue for the third quarter was a record $163.1 million, an increase of 33.6 percent over the $122.1 million in the third quarter of 2009 and a sequential increase of 9.4 percent over the $149.2 million in the second quarter of 2010.
Gross profit for the third quarter of 2010 was a record $61.0 million, or 37.4 percent of revenue, compared to $37.6 million, or 30.8 percent of revenue, in the third quarter of 2009 and $53.5 million, or 35.8 percent of revenue, in the second quarter of 2010. Gross margin improved in the quarter due to a favorable mix of higher margin products, generally stable ASP’s, another quarterly record output at our packaging facilities and continued high utilization at the Company’s wafer fabs. In addition to our wafer fabs being fully loaded, we also maintained operational performance at very high levels. During the quarter, our packaging capacity output from our China facilities increased 8 percent sequentially to 6.1 billion units. We expect output capacity to increase between 6 to 10 percent in the fourth quarter.
Total operating expenses were $31.1 million, or 19.1 percent of revenue, an improvement from the 19.8 percent of revenue last quarter and better than our model rate of 20 percent of revenue.
Looking specifically at Selling, General and Administrative expenses for the third quarter, SG&A was approximately $22.8 million, an increase over last quarter, but improved on a percent of revenue basis at 14.0 percent compared to 14.4 percent in the second quarter.
Investment in Research and Development for the third quarter was $7.2 million, or 4.4 percent of revenue, compared to $6.8 million, or 4.6 percent of revenue, in the second quarter.
Total Other Expense amounted to $2.4 million for the third quarter.
Looking at interest income and expense, we had approximately $300,000 of interest income, which is a significant reduction from the second quarter due to our Auction Rate Securities being put back to UBS under our previously disclosed settlement. Interest expense was approximately $900,000 primarily related to our Convertible Senior Notes and was lower than the second quarter due to our “no net cost” loan being paid off upon settlement of our Auction Rate Securities.
During the third quarter of 2010, we recorded approximately $2.0 million of non-cash, amortization of debt discount related to the U.S. GAAP requirement to separately account for a liability and equity component of our Convertible Senior Notes. Also included in Total Other Expense was approximately

$400,000 of income from our joint venture and other miscellaneous income, partially offset by a foreign currency exchange loss of approximately $200,000.
Income Before Income Taxes and Noncontrolling Interest in the third quarter amounted to $27.4 million, compared to income of $7.2 million in the third quarter of 2009 and income of $20.6 million in the second quarter of 2010.
Turning to income taxes, our effective income tax rate in the third quarter was 19.5 percent.
Third quarter GAAP net income was $21.2 million, or $0.46 per diluted share, compared to third quarter of 2009 net income of $7.0 million, or $0.16 per diluted share, and second quarter of 2010 net income of $16.6 million, or $0.37 per diluted share. The share count used to compute GAAP diluted earnings per share for the third quarter was 45.7 million shares.
Non-GAAP adjusted net income was $23.2 million, or $0.51 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $0.8 million of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in third quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, of non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.
Cash flow from operations for the third quarter was $43.1 million, net cash flow was $18.2 million and free cash flow was $17.8 million. For the nine months of 2010, cash flow from operations was $90.0 million; net cash flow was $21.9 million and free cash flow was $23.7 million.
Turning to the balance sheet, at the end of the third quarter, we had $264 million in cash. Our working capital at quarter-end was approximately $394 million and long-term debt, including the Convertible Senior Notes, which are redeemable in October 2011, was approximately $130 million.
At the end of the third quarter, inventory was approximately $113 million, an increase of $11 million from the second quarter. This increase was due to a $13 million increase in Raw Materials and Work in Process, partially offset by a $2 million reduction in Finished Goods. Inventory days were 95, compared to 92 days in the second quarter of 2010.
Accounts receivable was approximately $124 million and A/R days were 66.

Capital expenditures were $24.8 million during the third quarter, or 15.2 percent of revenue, compared to 15.1 percent of revenue in the second quarter. For the nine months of 2010, CapEx totaled $72.2 million, or 16.1 percent of revenue
Depreciation and amortization expense for the third quarter was $13.1 million.
Turning to our Outlook...
In terms of fourth quarter guidance, revenue is anticipated to range between $160 million and $168 million, or between a decrease of 2 percent and an increase of 3 percent sequentially. Gross margin is expected to be comparable to the third quarter level. Operating expenses are anticipated to be comparable to third quarter levels on a percent of revenue basis. We expect our income tax rate for the fourth quarter to range between 17 and 23 percent. Shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 46.3 million.
With that said, I will now turn the call over to Mark King
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
Diodes’ record results this quarter were driven by broad growth in all regions, where both Diodes and Zetex-branded products once again reached record levels. Global POS was up 17 percent and distributor inventory increased, but in line with market demand. During the quarter, we launched approximately 150 new products across our analog, logic and discrete product families, including DIODESTAR™, our platform for a new line of high voltage rectifiers. Design activity remained at record levels with approximately 400 design wins across all market segments.
With our focus on new product development and design wins, combined with the ongoing support of our loyal customer base, we continue to gain market share as we further capitalize on our expanded offerings and Zetex cross-selling synergies.
In terms of end market breakout, consumer represented 31 percent of revenue, computing 27 percent, industrial 21 percent, communications 18 percent, and automotive 3 percent.
Asia represented 72 percent of total revenue. Sales increased 7 percent sequentially led by strength in consumer portables and smartphones, coupled with modest gains in DC fans, notebooks, notebook power supply as well as adapters. Mobile phones were relatively flat, while LCD/LED TV and panels decreased in the quarter. Distributor POS grew 7 percent, and inventory for the period increased due to lower demand and represents slightly over 2 months.

In North America, third quarter sales represented 17 percent of total revenue, and sales increased 22 percent sequentially. OEM sales were up 28 percent with increases at most OEMs across a variety of segments. We achieved solid growth in the consumer segment including set-top boxes, smartphones and audio; and in the industrial segment with smart electronic metering, power supply, touch screen technology and solar applications. Distributor POS continued to strengthen across a broad customer base and grew 14 percent in the quarter, once again outpacing POP. In the first nine months of 2010, we surpassed total 2009 POS by 15 percent and expect to close the year up 75 percent, which positions us for continued growth in 2011.
To support internal wafer demand, we continued to reduce external foundry wafer sales, which decreased 50 percent quarter-over-quarter.
Sales in Europe accounted for 11 percent of total revenue and increased 9 percent sequentially. OEM sales increased 8 percent sequentially, mainly driven by 40 percent growth at industrial customers. Sales to consumer accounts improved another 5 percent. Distributor POS continued to gain traction and was up 13 percent for the quarter. The available inventory in the channel remains at a healthy level. We enter the fourth quarter with a very strong customer backlog in Europe and expect further growth despite typical seasonality.
Now turning to new products - On the discrete side, we released 28 new products during the third quarter across 6 product families. Most notably, we announced the development of a proprietary process platform for the manufacture of next generation high voltage rectifiers, called DIODESTAR™. The process developed at our wafer fabrication facility in Oldham draws on our expertise in both bipolar and MOSFET semiconductor technologies and is characterized by high voltage handling and high efficiency. We have released our first device and will use the DIODESTAR™ process to support a wide range of high voltage rectifier products that meet the Energy Star requirements for a variety of end applications, including LCD-LED TVs, notebook and desktop computers.
We also introduced the first of four products in our proprietary DIOFETTM process that monolithically integrates a power MOSFET and Schottky diode into a single die. These products improve the efficiency of POL converters used in high volume applications, including notebook and netbook computers, as well as telecom and industrial.
In terms of analog new product introductions, we had a solid quarter in which we released 118 new devices across 7 product families, including LED backlight drivers for portable consumer products, as well as further expanding our growing portfolio of devices for general illumination. Our AL8805 is a simple yet elegant solution for driving MR16 lamps that combines power density in a very small footprint and requires only 4 external components. Other analog product releases include a major expansion of our CMOS LDO line with a new family of 300mA and 600mA LDO devices that provide power saving benefits in low power and battery-operated products, including portable consumer products, set-top boxes, routers and LCD monitors.
We made significant progress on the next phase of our new Logic product line roll-out, and we are very pleased with our progress. We have been receiving strong market acceptance in terms of in-process design activity and orders. Major customers have expressed interest in our single-gate products as well as our future product roadmap.
In terms of global design wins, we had another strong quarter for design win activity across a broad range of product lines and end equipment. We had several key wins in the consumer market, specifically LED TVs and set-top boxes. Our new family of MOSFET devices has been designed into every model of a major LED TV manufacturer for next year. These design wins are in parallel to the adoption of our CMOS LDOs in these same LED TV models. We also secured additional wins for our USB power switches in both LED TVs and set-top boxes, while our bi-polar transistors also continued to gain momentum in LED TV.
There was also significant design activity for our products in the portable consumer electronics market with major SBR® and MOSFET design wins in handheld media players, tablet PCs and smartphones. Hall sensor adoption was strong in the cell phone and notebook PC market, and we also had significant SBR® and standard linear product wins in several power adapters for handheld consumer products.
In the industrial market, we experienced strong initial wins for our new high frequency DC-DC converters in security and surveillance; for our SBR® and Schottky diodes in the expanding solar power market; our Hall sensor-based motor controllers in DC brushless fans; and we secured solid wins in the LED lighting market for our LED drivers and standard linear product lines in several general illumination applications, , LED flashlight and street lighting.
In summary, I believe that Diodes will continue our trend of growing faster than our addressable markets as we continue to execute on our new product initiatives and maintain a high level of design wins resulting from our expanded product portfolio. We also continue to recognize sales synergies from our Zetex acquisition as we provide more products to customers and expand our content within the same end-equipment. We entered the fourth quarter with positive momentum and are well positioned to benefit from multiple growth opportunities in the coming year.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.